Exhibit 99.2

Restaurant   Support   Center

IHOP Corp.

Applebee’s Acquisition

Call Script

Stacy Roughan –  Forward-Looking Information

Good morning and thank you for joining today’s conference call to discuss IHOP’s entering into a definitive agreement to acquire Applebee’s.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information, which are detailed in today’s news release.  Management may make forward-looking statements in today’s call, indicated by such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the timing and certainty of closing the transaction, strategic and financial benefits of the transaction, statements of Julia Stewart and Tom Conforti, expectations regarding accretion, integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; uncertainty as to whether the transaction will be completed; the failure to obtain the approval of Applebee’s stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction; the failure of either party to meet the closing conditions set forth in the definitive agreement; IHOP’s failure to obtain financing for the transaction on satisfactory terms or at all; risks associated with successfully integrating IHOP and Applebee’s; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the transaction; costs and potential litigation associated with the transaction; the ability to retain key personnel both before and after the transaction; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports

on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

In addition, the projections upon which the presentation is based are subjective in many respects.  The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The projections also reflect estimates and assumptions related to the business of the Company that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. The projections were prepared for internal use and to assist the Company with its due diligence investigation of Applebee’s and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

For the foregoing reasons, as well as the basis and assumptions on which this presentation was prepared, the presentation should not be regarded as an accurate prediction of future events, and it should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the presentation to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Strategic Overview of Applebee’s Acquisition

Thanks Stacy.  Good morning everyone.  Thank you for joining us to discuss the transaction IHOP and Applebee’s announced this morning.   We are excited to have the chance to speak to you about the deal, and we appreciate your participation on this call.  This acquisition merges the largest casual dining concept with the fastest growing family dining concept in the restaurant industry.  The combined company will have more than 3,250 units and total system-wide sales over $6.8 billion [dollars].

I will talk through the strategic rationale of the transaction and why we believe this is such a unique opportunity to create shareholder value.  I’ll then ask Tom to walk you through the terms and our financing structure as well as our financial rationale and key assumptions.  I’ll wrap up and then we’ll take your questions.

Over the past year and a half, we have been evaluating alternatives that would allow us to leverage IHOP’s proven competencies in order to create additional long-term value for shareholders, including a potential acquisition.  We have taken a very disciplined approach, using a strict set of criteria established by IHOP’s management team and our Board to evaluate possible acquisition targets.   The more we looked at Applebee’s, the more intrigued we became.

I wanted to outline our acquisition criteria for those of you who may not be familiar with them.  First, the acquisition candidate could not directly compete with IHOP.  Applebee’s participates in the casual dining category, primarily competing against TGI Friday’s and Chili’s, among others.  IHOP participates in the family dining category competing with restaurants such as Denny’s and other regional chains.

Second, we were looking for a concept that possessed significant franchising opportunities as franchising is our clear competency.  Only about three quarters of Applebee’s restaurants are franchised, giving us the opportunity to fundamentally transform the business by franchising the majority of company-operated restaurants.

Third, the acquisition needed to be financially meaningful.  Clearly, the acquisition of Applebee’s will bring significant scale and will have a meaningful impact on our long-term financial performance and cash flows.

Fourth, the acquisition candidate needed to be attractively priced.    We are acquiring Applebee’s for $25.50 [dollars/cents] per share in cash, representing a total transaction value of approximately $2.1 billion [dollars].  This price represents a multiple of 9.6x the last 12 months EBITDA, and represents what we believe is an attractive price relative to other transactions in the industry.  Lastly, any acquisition we contemplated would need to be accretive in a reasonable period of time.  Consistent with this requirement, we expect this transaction to be accretive to earnings, excluding one-time transaction related charges, in 2008 and beyond and to substantially enhance our cash flow profile.

These are the criteria we told our shareholders we would adhere to when considering an acquisition and Applebee’s meets them all.  But the combination of IHOP and Applebee’s does a lot more than just meet these criteria.  We believe this all-cash transaction provides IHOP shareholders with the opportunity to realize significantly more value than would be available on a stand alone basis.

Our plan is simple, but bold.  We will fundamentally change the company’s business model, moving it nearly completely out of the role of owner/operator to one that is predominantly a franchisor.  In doing so, we believe, over time, we will create a business model with a lower risk profile and superior cash flow characteristics than would be the case if it were to remain in the current capital intensive company operations model.

For those of you joining us for the first time today, I am proud to tell you we have done this before with great success here at IHOP.  We are strong believers in the pure franchisor model, which has moderated our G&A spending and dramatically reduced CAPEX requirements for more than four years as we transitioned ourselves out of a turnkey franchising and company operations model.

Our existing shareholders and analysts who cover IHOP are familiar with our story.  But for those of you who haven’t covered the company as closely, IHOP went through a significant re-franchising effort, which dramatically improved our financial performance.  We did this while also driving 18 consecutive quarters of positive same-store sales growth by focusing on straightforward strategies that worked to drive awareness among consumers, encourage guests to come more often to IHOP and delight them each and every time they visit our restaurants.  We moderated G&A growth to between 3% [percent] to 5% [percent] and reduced CAPEX 94% [percent] from $142 million [dollars] in 2002 to $9 million [dollars] in 2006.   This created a financial model that enabled us to return more than $363 million [dollars] to shareholders in the form of share repurchases and dividends, which includes dividend payments and the repurchase of $39 million [dollars] worth of stock, or approximately 678,000 shares, during the second quarter of 2007.  The return of capital in the form of dividends, in conjunction with share price appreciation, translates into a 167% [percent] in total shareholder return since 2003.

As we complete our asset disposition efforts around the Applebee’s real estate, the franchising of company stores and the pay down of debt to specified levels, it would be our intention to begin an aggressive program of returning cash to shareholders sometime in 2009 – with dividend payments continuing throughout.  In this way, we expect to continue to employ the same shareholder-friendly actions that have proven to be a critical part of IHOP’s success to date.

Other important elements of the value-creation plan include re-energizing Applebee’s brand, improving its operational performance, and collaborating with its talented, well-capitalized franchisees to build renewed momentum in the system.  As part of my due diligence process, I talked with several of Applebee’s franchisees – and I was impressed by their commitment to the brand and their enthusiasm for the future.

We believe the Applebee’s brand is strong and possesses compelling opportunities which can be unlocked with this comprehensive approach to revitalizing all aspects of the business.  It is our intention to bring the same level of energy and excitement throughout the Applebee’s system that has served us so well at IHOP.  Besides re-energizing the Applebee’s brand, it is our intention to restructure the company strategically and financially.  We are highly confident that we can repeat this success with the Applebee’s brand and assets.

Let me give you a little more detail on how we plan to restructure the company.  We plan to cease all new company store development activities, and aggressively franchise the large majority of Applebee’s 508 company-owned restaurants.  We will target less than 5% [percent] of Applebee’s restaurants remaining company owned.

Another significant benefit to de-emphasizing company operations will be our plans to meaningfully reduce G&A expenditures through a reduction in the level of support staff made possible over time by Applebee’s transition to a highly franchised business.  We also expect savings from discretionary spending and other corporate G&A savings to result from the combination.  In doing so, we will prioritize spending on initiatives that support brand building and improved franchise operations.   G&A management has become a proven competency of ours and our disciplined approach should serve us well in executing what we have planned for Applebee’s.

Now, I would like to turn the call over to our CFO, Tom Conforti, to walk through financing details of the acquisition and our financial assumptions.

Tom Conforti – Transaction Detail and Financial Rationale

Thanks Julia, and good morning everyone.  Today, I’ll spend some time walking you through the financing details of the transaction and some key assumptions that should inform your analysis of the combined Company’s prospects going forward.

Both IHOP and Applebee’s have strong balance sheets with relatively low leverage ratios.  We are taking advantage of the strong balance sheet condition of the two companies to finance this transaction, utilizing two securitization structures.  The use of securitization provides greater borrowing capacity than other financing options.

This all-cash transaction is expected to be funded primarily through approximately $2 billion [dollars] in debt securitization backed by both Applebee’s and IHOP’s assets.  The portion of this debt secured by Applebee’s assets will consist of senior term notes, a senior revolving credit facility and unwrapped subordinated debt.

When we put in place IHOP’s securitization structure earlier this year, we explained that it was a very flexible form of debt financing that would allow IHOP to fund future growth, through increased leverage, at the right time and for those opportunities we believe can create value for our shareholders.  The acquisition of Applebee’s is just that opportunity.  We will raise approximately $175 million [dollars] from the issuance of another series utilizing IHOP’s existing securitization structure to contribute to the deal.

In addition, IHOP has secured a bridge commitment to fund the transaction pending the completion of the Applebee’s and IHOP securitizations.  Finally, upon the closing of the acquisition, IHOP will issue preferred stock through private placement transactions.

With the completion of the deal, we expect the combined Company will have a consolidated leverage ratio of approximately 7.0x to 7.3x EBITDAR.  To bring down these ratios to a target range of 5.5x to 6.0x EBITDAR, we plan to aggressively pursue asset dispositions.  We intend to execute sale-leaseback transactions and the franchising of Applebee’s company-

operated units.  Once implemented, we expect that these two initiatives would generate significant cash – as much as $950 million [dollars] in cash over a 3-year period – based on numerous assumptions in our projections.  We expect debt reduction will also be aided by the ongoing and steady cash flow performance of IHOP’s core business as well as the improving cash flow profile of Applebee’s.

Once our target leverage level is achieved, as Julia emphasized, our plans call for us to resume an aggressive return of cash to shareholders.  While our share count will remain approximately the same, we expect the combined Company will be generating substantially higher levels of cash flow.

So, from a business model perspective, we will employ the same financial formula that has proven so successful for IHOP shareholders over the recent past.  That is to drive the top line through both same-store sales growth and new franchise restaurant openings, produce significant G&A savings to create operating leverage and deploy our capital to reduce debt in the near-term. Then we plan to quickly transition our capital deployment strategy to focus on value creating initiatives, including share repurchases.

Turning to our modeling assumptions, let me walk you through our financial plan for Applebee’s.  While we are limited as to what we can disclose at this point and expect to further refine these assumptions in the coming months, we want to provide you with our thought process beyond the deal rationale as you work to evaluate it.

Our projections include implementing comprehensive strategies to re-energize the brand to return the company to positive same-store sales growth.  Over time, and as our re-energizing strategies take hold, our assumption is that same-store sales can grow at a 2% [percent] to 3% [percent] pace annually.

As soon as possible our expectation is that we will cease the development of company-operated restaurants, while franchisees develop and open approximately 30 to 45 new Applebee’s restaurants on average over the next three to five years.

Our projections assume, that when we reach steady state, planned G&A reductions should result in approximately $50 million [dollars] in annual cost savings by 2011.  Remember, G&A savings should largely be tied to company-restaurant franchising activities so that will be an integral pacing factor.  In addition, we will seek further cost reduction opportunities over the next couple of years.

Our assumptions reflect a transaction that should be accretive, excluding one-time transaction costs, in 2008 and beyond.

Turning to our planned franchising efforts, we assume that company-operated restaurants should be sold at a pace of approximately 40 restaurants per quarter – beginning in 2008.  So, with 508 Applebee’s restaurants, this effort could extend to 2010.  Our projections assume this effort should generate approximately $550 million [dollars], which will be dedicated to paying down our debt.

The sale-leaseback of all the Company’s real estate holdings should take place within 12 months of the close, if not sooner.  Therefore, our plan is for this process to begin immediately and could take some months to complete.  Our projections assume this effort should generate nearly $400 million [dollars], which will also be dedicated to paying down our debt.

Capital expenditure requirements are assumed to decline from more than $100 million [dollars] in 2006, to a maintenance level of approximately $15 million [dollars] by 2011.

As Julia mentioned, the deal’s most compelling financial proposition is reflected in the sizable cash flow performance of the combined Company, which should be fueled by the fundamental business transformation planned for Applebee’s and stable cash flow profile IHOP already enjoys.  Our projections assume that the combined Company will generate approximately $70 million [dollars] in operating cash flow less CAPEX in 2008, nearly $90 million [dollars] in 2009 and more than $100 million [dollars] by 2010, while our share base remains relatively constant.

As the news release stated, the transaction is expected to close in the fourth quarter of 2007.  It is subject to the approval of Applebee’s shareholders, customary closing conditions and regulatory approvals.  We do not anticipate any anti-trust issues as the companies are not direct competitors.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thank you, Tom.  I think when you look at the opportunity here, it’s clear that the combination of IHOP and Applebee’s will be a larger, more diversified business with more opportunities to create value.  As many of you know, I have a personal history with Applebee’s and believe that my experience will be a benefit to the combined company, both in terms of my familiarity with Applebee’s operations as well as my relationships with its franchisees.  This experience coupled with the IHOP management team’s demonstrated competencies in franchising, brand revitalization and G&A management, make me confident we can realize the opportunity in front of us with Applebee’s.  We have been down this road before and successfully led a total business transformation and re-energized a well-know brand before, and we plan to do it again at Applebee’s.

Additionally, we also have a proven track record of returning value to shareholders, as measured by a 167% [percent] total shareholder return achieved by implementing similar strategies at IHOP since 2003.  We have similar strategy and value orientation with this acquisition.

We will work to maximize the opportunities in both brands and continue to operate them independently of each other with dedicated marketing and operations leadership.

We will look to create synergies in every way possible so long as they are compelling and add value to each brand, are cost-effective and are a win-win for franchisees.

Our next step will be to focus on a complete and comprehensive transition plan for Applebee’s.  We are eager to work collaboratively with Applebee’s management team to ensure a smooth transition of ownership and work to support Applebee’s employees and franchisees in a meaningful way as we begin to drive change at the company.  Shortly, both organizations will be identifying and naming transition team leaders who will begin the integration plans for the respective companies.

We believe this transaction is in the best interests of IHOP shareholders.   I’m confident that together, with Applebee’s, we will make one great team.

[Julia – Personal Statement]

With that, Tom and I would be pleased to answer any questions you might have.  Operator?

Julia Stewart – Closing Remarks

Thank you for joining us today.  As you can tell we are extremely excited about the acquisition of Applebee’s and believe that our proven competencies as a management team and a franchise organization are ideally suited to the opportunity Applebee’s represents to us.

Please don’t hesitate to reach out to Tom or myself if you have any questions.  We look forward to speaking to you again next week on our regularly scheduled second quarter 2007 investor conference call on Wednesday, July 25th.